Exhibit (g)(3) Form of Amendment to Agreement for Fund Administration, Fund Accounting Services, Transfer Agency Services and Custody Services between the Registrant and FBR National Trust Company.

Exhibit (g)(3)

[Form of]

AMENDMENT NUMBER 2
TO
AGREEMENT FOR
FUND ADMINISTRATION, FUND ACCOUNTING SERVICES,
TRANSFER AGENCY SERVICES AND CUSTODY SERVICES
Between
THE FBR FUNDS
AND
FBR NATIONAL TRUST COMPANY

This Amendment is made as of the _____ of ________________, 2005, by and between The FBR Funds (the "Trust") and FBR National Trust Company (the "Company").

WHEREAS, the Trust and the Company entered into an Agreement for Fund Administration, Fund Accounting Services, Transfer Agency Services and Custody Services ("Agreement") dated February 27, 2004;

WHEREAS, the Trust and the Company entered into an amendment dated November 1, 2004, to modify the fee schedule in Exhibit 2 of the Agreement for certain series of the Trust, and to clarify with respect to the Fund costs not covered by the Annual Fee, that costs associated with the Trust's Compliance Program as it relates to the outsourced services is not covered under the Agreement; and

WHEREAS, the Trust and the Company desire to amend the Agreement to include the FBR Large Cap Fund in Exhibit 2; and

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the ___ day of ___________________, 2005.

Witness:	The FBR Funds

By: David H. Ellison
President

Witness:	FBR National Trust Company

By: Paul Beattie
Chief Operating Officer

EXHIBIT 2

	Asset Level	Annual Fee per Fund*
FBR Large Cap Financial Fund FBR Small Cap Financial Fund FBR Small Cap Fund FBR Large Cap Technology Fund FBR Small Cap Technology Fund FBR Large Cap Fund FBR Gas Utility Index Fund	<= $20 MM	Greater of 1% or $125,000
	>$20MM <= $50MM	$200,000 plus 0.16 2/3% of amount greater than 20MM
	>= $50MM<=$100MM	$250,000 plus 0.10% of amount greater than 50MM
	>=$100MM <=$500MM	0.30% of Assets
	>=$500MM <=$1 billion	$1,500,000 plus 0.25% of amount greater than $500MM
	>=$1 billion	$2,750,000 plus 0.225% of amount greater than $1 billion
FBR Maryland Tax-Free Portfolio FBR Virginia Tax-Free Portfolio	<= $20 MM	$60,000
	>$20MM <= $100MM	0.30% of Assets
FBR Fund for Government Investors	<= $20 MM	$80,000
	>$20MM <= $100MM	0.40% of Assets
	>$100MM	0.35% of Assets

*Annual Fee paid monthly and calculated daily on net assets.

The fees set forth in Exhibit 2 of the Base Agreement include all Trust costs except:

  Investment advisory fee;

  12b-1 fee paid to distributor;

  Extraordinary attorney fees, including, but not limited to, non-routine filings or merger, acquisition or new product offering activity;

  Marketing costs outside of routine shareholder communications;

  Costs associated with the Funds' Compliance Program as it relates to the outsourced services;

  Interest costs; and

  Compliance Program fees related to outsourced services.

The Company and the Trust agree to the following procedures pertaining to Supermarket fees:

A.) For Funds of the Trust which have adopted a fee pursuant to Rule 12b-1 of the Investment Company Act of 1940 ("12b-1 Fee"), Supermarket fees in excess of 25 basis points are to be considered an additional transfer agent fee and will be billed directly to each Fund and are not to be paid by the Company under the Base Agreement. The effective date of this change will be the first day of the first month following the execution of this document.

B.) For Funds of the Trust which have not adopted a 12b-1 Fee, any Supermarket costs not paid by third parties will be shared equally by the Company and the Trust's adviser, FBR Fund Advisers, Inc.

Acknowledged and Agreed To:

The FBR Funds	FBR National Trust Company

By:____________________________	By:________________________
David H. Ellison	Paul Beattie
President	Chief Operating Officer